                                                                    EXHIBIT 10.5


                                   AGREEMENT
                                   ---------

    THIS AGREEMENT effective as of the 21st day of December, 1992, by and between TECH MEDICAL INC., a company with its principal offices at A 640 South Rockford Drive, Tempe, Arizona 85281-3022 (hereafter called "T-M"), and WESLEY-JESSEN CORPORATION, a Delaware corporation with its principal offices at 400 W. Superior St., Chicago, Illinois 60610 (hereafter called "W-J").

                                    PURPOSE
                                    -------

    W-J is engaged in the development and manufacture of contact lenses and desires to engage the facilities and services of T-M for the manufacture, testing and packaging of certain injection molded plastic Casting Cups (the "Casting Cups") to be used by W-J in its manufacturing process to produce contact lens products ("Contact Lens Products"), and T-M agrees to provide all materials, services, equipment, facilities, labor, supervision and quality assurance to manufacture such Casting Cups in accordance with the terms and conditions set forth as follows:

1   TERM AND RENEWAL

    1.1 The initial term of this Agreement shall be for seven (7) years from the effective date herein (the "Initial Term"). Thereafter the Agreement may be renewed as mutually agreed by the parties, such renewal discussions shall be concluded by the last month of the fifth (5th) year of the Initial Term of this Agreement.


2   PRODUCTS

    2.1 During the Initial Term and all subsequent terms, T-M shall manufacture the Casting Cups exclusively for W-J and not to/for any other party, and W-J shall purchase Casting Cups exclusively from T-M, subject to the conditions set forth in the Articles 2.4, 2.6 and 2.7.

    2.2 Upon execution of this Agreement, T-M agrees at its sole cost and expense, to purchase the injection molding machines and standard auxiliary equipment required to test, manufacture and package the Casting Cups as such requirements are set forth in Exhibit A entitled "Capital/Facility Obligations." At the end of the sixth (6th) month of each calendar year and for the duration of the Initial Term of this Agreement W-J will provide T-M with a three (3) year Purchase Plan of Casting Cups, in the format set forth in "Exhibit C," with tho first (lst) year firm
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commitments and the second (2nd) and third (3rd) year tentative to be utilized by T-M to plan and develop the Capital and Facility Obligations necessary to support W-J long term Casting Cups needs. The T-M and W-J Capital and Facility Obligations as set forth in Exhibit A (including but not limited to injection molding machines, auxiliary equipment, building leases, tenant improvements and labor needs) will be mutually agreed to by W-J and T-M by the end of the eighth
(8th) month of each calendar year of this Initial Term. T-M will not invest in any capital or facility obligation without the prior written approval of W-J during the first five (5) years of the Initial Term.

    2.3 On the first (1st) day of each calendar month, W-j shall provide T-M with a twelve (12; month rolling Purchase Plan of its Casting Cups requirements. This plan may be updated; provided, however, that Purchase Plan changes shall not be made less than fifteen (15) days prior to scheduled Production unless mutually agreed upon by W-J and T-M. In addition, by the end of the sixth (6th) month of each calendar year for the duration of this Initial Term, W-J will provide T-M with a mutually agreed upon Purchase Plan as set forth in Exhibit C for all Casting Cups requirements of the following calendar year, to be used as the basis for establishing T-M's Casting Cups price structure. The price structure shall be agreed to by T-M and W-J by the end of the eighth (8th) month of each calendar year of this Initial Term. T-M must notify W-J of all improvements developed with respect to the manufacture of casting cups to ensure that pricing levels for the Casting Cups remain commercially competitive. Consistent with Article 2.2, W-J shall thereafter determine if such process improvements are to be employed by T-M in the manufacture of the Casting Cups.

    2.4 W-J agrees that it will purchase. on a quarterly basis, a minimum of eighty percent (80%) of the mutually agreed Purchase Plan. This percentage will be subject to annual revision and agreement by T-M and W-J. In the event W-J fails to purchase sufficient amounts of Casting Cups to satisfy this requirement, T-M shall use reasonable efforts to reallocate its resulting idle capacity to other parties until such time as W-J can again meet the minimum quantity of the Purchase Plan. In the event that T-M fails after reasonable efforts to reallocate the idle capacity, W-J agrees to compensate T-M for the actual, documented difference between the actual quantity purchased and the minimum quantity. The unit price for such compensation will be determined as the per unit price less material cost.

    2.5 No charges will be imposed by T-M upon W-J if W-J requests T-M to stop a scheduled production run provided such request is made for good cause through no fault of W-J (good

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cause includes T-M's failure to comply, or its inability to assure compliance with any FDA regulation, including CGMPS).

    2.6 W-J is not precluded during the Initial Term or any subsequent term of this Agreement from developing alternate sources of supply of the Casting Cups. In the event that T-M is unable to supply the Casting Cups in amounts which W-J deems necessary and for which W-J has provided a Purchase Plan pursuant to
Article 2.4, Tech CBI, Cidra, Puerto Rico, will have the first opportunity to supply the shortfall requirements.

    [2.7] In the event T-M notifies W-J that it is unable to furnish, because of scarcity, the materials or supplies necessary to furnish the Casting Cups, including, but not limited to the required resin, then W-J may furnish the same to T-M. A credit shall be issued to W-J in the amount of its actual cost, including, but not limited to, packaging, shipping and other incidental expenses to W-,l incurred in the furnishing of any materials or supplies pursuant to this
Article 2.7.

3   PRICE/PAYMENT

    3.1 W-J will pay the unit price for each Casting Cup meeting product specifications as set forth in the T-M Price Schedule, attached hereto and made a part hereof ("Exhibit D"). Terms of payment are 1% Discount Net 10 days, but, in the event that W-J fails to make payment within such ten (10) lay period the terms shall be Net 30 days from date of invoice and payment will be made promptly, through the use of wire transfer or Electronic Data Interchange of funds. A packing list shall accompany the Casting Cups with each shipment and the invoice shall be mailed to W-J Accounts Payable, Attn: Accounts Payable Supervisor.

    3.2 The prices listed in Exhibit D incorporate all costs with respect to manufacturing, packaging, as well is such quality control measures as are satisfactory to W-J and mutually agreed with T-M (collectively "Costs"). These costs include but are not limited to all process improvements made by T-M or W-J to the Casting Cups manufacturing, packaging and/or quality control testing processes.

    3.3 The Costs set forth in Exhibit D shall not change for a period of twelve (12) months following the effective date hereto. The price structure shall be agreed to by T-M and W-J by the end of the eighth (8th) month of each calendar year of this Initial Term ("Target Dates"). In the event that a price agreement cannot be reached within the established time limits, the current price will remain in effect until an agreement is

                                     - 3 -
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reached by both parties.  The new price will be retroactive to the applicable
Target Date and will include interest on the differential at prime rate plus
3.5%.

  3.4 T-M shall provide to W-J on an annual basis fully audited financial statements for T-M as well as the parent, its affiliates and/or subsidiaries during the Initial Term and any subsequent renewals of this Agreement. Subject to Article 13.4, W-J shall retain the foregoing information in confidence.

4  DELIVERY
   --------

  4.1 Delivery shall be F.O.B. shipping point. W-J shall arrange insured common carrier transportation of the Casting Cups to W-J's specified plant or other designated destination, with a carrier acceptable to W-J. Title to and risk of loss of the Casting Cups shall pass to W-J at the time of delivery to the carrier. T-M shall promptly invoice W-J for all Casting Cups tendered and packing lists shall be accompanied by the commercial bills of lading.

  4.2 T-M shall schedule the timely shipment of the Casting Cups pursuant to W-J's requirements as established by W-J's written purchase order releases.

  4.3 T-M will ensure that quantities shipped are in accordance with those requests on W-J's specific purchase orders. T-M will endeavor to ship all orders complete. Purchase orders will be considered complete upon receipt of quantity ordered plus or minus five (5%) percent.

5  QUALITY CONTROL
   ---------------

  5.1 T-M is to manufacture the Casting Cups in accordance with the specifications set forth in Exhibit B. Any changes to specifications will require the mutual written agreement of W-J and T-M.

  5.2 T-M shall maintain a quality control and manufacturing program consistent with Current Good Manufacturing Practices (CGMPs), as found at 21 CFR Part 820, and all subsequent additions and revisions thereto. T-M shall make good faith efforts with respect to compliance with any international quality/regulatory standard with which W-J must comply.

  5.3 Subject to the prior written approval of W-J, T-M may make those changes in manufacturing procedures permitted by the regulations found in 21 CFR Part 820 or otherwise published as a policy change by FDA. T-M shall properly document in writing all

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such changes, and forward a copy of such documentation to W-J pursuant to
Article 14.1. along with the implementation date and first Casting Cups lot number manufactured with any changed procedures.

  5.4 All Casting Cups supplied hereunder shall be manufactured in accordance with the procedures described in any applicable Pre Market Approval ("PMA"), supplemental PMAs for the medical device products and all CGMPs or other applicable federal or state regulations in effect at the time of manufacture.

  5.5 T-M, shall provide W-J's Quality Assurance Department with production samples of the Casting Cups as requested by W-J.

  5.6 T-M agrees to notify W-J Quality Assurance within forty-eight (48) hours of learning of the failure of any batch of Casting Cups to meet standards found in said Casting Cups' PMA.

  5.7 All the Casting Cups manufactured hereunder are subject to W-J's inspection and approval prior to acceptance. T-M shall provide a Certificate of Compliance for each lot of Casting Cups furnished in accordance with this Agreement. Certificates of Compliance must list appropriate Resin identification, suppliers manufacturing lot number. T-M's manufacturing lot number and test results according to current Casting Cups specifications. In the event that. T-M fails to comply with the agreed upon W-J Casting Cups specifications. W-J will return the Casting Cups for full credit at T-M's expense including the freight cost.

  5.8 W-J shall have the right to visit at any time T-M's facility for the purpose of observing production, quality control, and compliance with CGMPS.

  5.9 T-M shall provide timely failure and complaint investigations to W-J, with respect to quality issues.

  5.10 W-J and Schering-Plough Corporation have the right at any time to audit T-M facilities for compliance with CGMPS.

6 TERMINATION
  -----------

  6.1  Either party shall have the right to terminate this Agreement:

       6.1.1 if the other party fails to remedy and make good any default in the performance of any condition or obligation under this Agreement within sixty (60) days written notice thereof ("Cure Period") or, in the event that

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    such Cure Period is unreasonable, then if such default is not remedied or made good within a reasonable period of time;

         6.1.2 immediately if the other party files a petition in bankruptcy, or enters into an arrangement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors. or suffers or permits the entry of an order adjudicating it to be bankrupt or insolvent.

         6.1.3  upon non-payment by W-J subject to the conditions set forth in
    Article 6.1.1 or its improper failure to accept goods within product specifications.

    6.2 W-J may, upon ninety (90) days prior written notice to T-M, permanently discontinue the purchase or use of all or any of the Casting Cups for the following reasons:

         6.2.1 Casting Cups consistently fail to meet previously agreed quality standards as set forth in Exhibit 8 for forty-five (45) days or more during which period T-M is unable to correct such deficiencies.

         6.2.2 T-M fails to meet at least eighty-five percent (85%) of the "Purchase Plan" requirements for a period of sixty (60) days or more unless such failure is caused by W-J.

         6.2.3 T-M either ceases to function as a going concern and/or fails to comply with or retain its FDA site certification and as a result is forced to cease operations, for any period of time.

    6.3 In the event T-M fails to perform in accordance with the conditions of Articles 6.1 or 6.2, T-M will release W-J of any obligations as set forth in Articles 2.2. 2.4 and 6.5.

    6.4 The failure of either party to terminate this Agreement by reason of the breach of any of its provisions by the other party shall not be construed as a waiver of the rights or remedies available for any subsequent breach of the terms and provisions of this Agreement.

    6.5 In the event that (i) T-M terminates this Agreement pursuant to Article 6.1.3, (ii) W-J determines that the Contact Lens Product has proved to be nonviable in the market place or (iii) W-J ceases marketing of such Contact Lens Product, W-J shall receive and pay for all finished Casting Cups actually

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ordered from T-M up to and including the day written notice of termination or product discontinuation is effective. With respect to unfinished Casting Cups, W-J shall purchase from T-M at actual cost, all raw materials and supplies purchased by T-M to be used in the production of Casting Cups and shall pay the actual cost of processing up to the time of any such notification specified herein.

  6.5.1 During the first five (5) years of the Initial Term of this Agreement, W-J agrees to purchase, at T-M's book value, all injection molding machines and auxiliary equipment. W-J also agrees to purchase, at T-M's book value, depreciated straight line over seven (7 years as set forth in Exhibit A.3, the leasehold improvements made to the T-M facility as set forth in Exhibit A.3, to the extent that such facility is dedicated exclusively to the manufacture of the Casting Cups.

  6.5.2 W-J also agrees, with respect to Article 6.5, to reimburse T-M for severance costs defined as the documented payout of a maximum of three (3) months salary for any permanent layoff of a T-M employee whose responsibilities were dedicated exclusively to the manufacture. testing and packaging of the Casting Cups. The severance costs shall not exceed One Million dollars ($1,000,000). In the event that T-M is not able to sublease the facility dedicated exclusively to the manufacture of the Casting Cups as set forth in Exhibit A.3. after reasonable efforts for a period of four (4) months, W-J agrees to assume remaining building lease obligations.

  6.5.3 In the event of a Contact Lens Product discontinuance, and/or W-J's exercise of any of its options set forth in this Article 6.5, T-M shall have the first option to re-purchase the injection molding machines, auxiliary equipment and leasehold improvements from W-J purchased them from T-M.

7  FORCE MAJEURE
   -------------

  7.1 Neither party shall be responsible for any failure to comply with the terms of this Agreement where such failure is due to force majeure, which shall include, without limitation, fire, flood, explosion, strike, labor disputes. labor shortages, picketing, lockout, transportation embargo or failures or delays in transportation, strikes or labor disputes affecting supplies, or acts of God, civil riot or insurrection, acts of the Federal Government or any agency thereof, or judicial action. Specifically excluded from this definition are those acts of the

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Federal Government or any agency thereof, or judicial action which could have been avoided by compliance with such laws or regulations, publicly available and reasonably expected to be known by T-M or W-J. In the event that either party hereto invokes its rights hereunder, to the extent that such party has invoked its rights for a period of time exceeding ninety (90) days, the other party may terminate this Agreement without penalty to the party claiming hereunder.

8  RECORDS AND INSPECTION AND SAMPLE RETENTION
   -------------------------------------------

  8.1 T-M shall maintain accurate and complete records of all contracts, papers, correspondence. copybooks, accounts, invoices and other information in T-M's possession relating to its obligations and performance under this Agreement ("Records"). All such Records shall be available for W-J's or its representatives' inspection and/or reproduction upon reasonable request during normal business hours.

  8.2 The records shall be maintained by T-14 in accordance with recognized commercial accounting practices during the term of this Agreement and thereafter for a period of not less than two (2) years after which time T-M shall transfer them to W-J. All records relating to the manufacture, stability and quality control of all Casting Cups shall be retained for a period of not less than four
(4) years from the date of expiration of each batch of Casting Cups to which said records pertain.

  8.3 T-M shall retain one repository sample per shift, per lot, unless otherwise instructed by W-J for a period of not less than nine (9) months from the date of manufacture of each of the Casting Cups. All such samples shall be available for inspection and testing by W-J upon reasonable notice.

9  LAWS
   ----

  9.1 T-M and all Casting Cups manufactured for W-J shall be subject to and/or in compliance with all applicable Federal, State and local laws, including, but not limited to the Fair Labor Standards Act of 1938, as amended and. unless T-M is exempted, the President's Executive Order No. 11246, Section 202, relating to equal employment opportunities and all subsequent additions or amendments thereto.

10   INDEMNIFICATION
     ---------------

  10.1 T-14 agrees to indemnify and hold harmless W-J and its affiliates, officers, directors and employees from and against all liabilities, costs, damages, losses, judgments for

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damages or expenses (including attorney's fees) caused by, arising out of, or resulting from any willful misconduct or negligent act or omission of T-M's or its failure to comply with all laws and regulations applicable to such performance or product seizures or recalls due to said negligent performance or failure to comply.

  10.2 W-J agrees to indemnify and hold harmless T-M and its affiliates, officers, directors and employees from and against all liabilities, costs, damages, losses, judgments for damages or expenses caused by, arising out of, or resulting from W-J's specifications or formulation for the Casting Cups; W-J' s failure to comply with all laws or regulations applicable to its performance under this Agreement, or Casting Cups seizures or recalls due to said specifications, formulations, or failure to comply and all patent infringement claims arising out of the manufacture use or sale of the Casting Cups.

  10.3 W-J agrees to indemnify and hold T-M harmless against all claims that any W-J trademark appearing on the labels or packaging materials specified by W-J infringes trademark rights of others, and W-J will defend, at its expense, any and all suits which might be brought against T-M based on such a claim of infringement.

  10.4 T-M agrees to give W-J prompt notice in writing of the institution of any suit, and to permit W-J to have control and conduct of the defense of such suit, and give W-J all needed information in T-M's possession and all authority and assistance necessary to enable W-J to carry on a meaningful defense of such suit and any appeal from a judgment or decree rendered therein.

  10.5 Each party agrees to give the other prompt written notice of any claims made. including any claims asserted or made by any governmental authority having jurisdiction for which the other might be liable under the foregoing indemnification together with the opportunity to defend, negotiate and settle such claims.

11   INSURANCE
     ---------

  11.1 During the term of this Agreement, T-M agrees to procure and thereafter maintain, at its sole cost and expense, product liability insurance, which insurance shall include (i) W-J as an additional insured and contractual liability covering T-M's obligations to indemnify W-J pursuant to Article 10.1. Such insurance shall be for an amount not less than Five Million Dollars ($5,000,000) each occurrence and in the aggregate. T-M shall, within fifteen
(15) days of execution of this Agreement,

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furnish to w-J a Certificate of Insurance as evidence of the foregoing insurance which Certificate shall specify W-J as an additional insured as well as provide for thirty (30) days' prior written notice to W-J in the event of cancellation or any material change in such insurance.

12   TRADE NAMES AND TRADEMARKS
     --------------------------

  12.1 Each of the parties hereby acknowledge that it does not have, and shall not acquire. any interest in any of the other party's trademarks, trade dress or trade names appearing on the labels or packaging materials for either the Casting Cups or the Contact Lens unless otherwise expressly agreed by the parties hereto.

13   CONFIDENTIALITY
     ---------------

  13.1 The parties hereby acknowledge that any and all information, knowledge, technology and trade secrets relating to the production, processing and testing of Casting Cups may be used by T-M only in the production of Casting Cups under this Agreement.

  13.2 T-M shall maintain in confidence all information, knowledge, technology and trade secrets exclusive of molding technology relating to the Casting Cups as found in the PMA for each Product, as purchased by W-J or developed solely by W-J after the date of this Agreement and disclosed to T-M and T-M shall not use such W-J information, knowledge, technology and trade secrets for itself or for any third party nor disclose the same to any third party without the express written consent of W-J. T-H can use learned technology to enter into markets that do not directly or indirectly compete with W-J Casting Cups.

  13.3 W-J shall maintain in confidence all information, knowledge, technology and trade secrets relating to the Casting Cups and not contained in the PMAs for the Casting Cups. or developed by T-M after the date of this Agreement and disclosed to W-J or discovered by W-J's representatives while oft T-M's property, and W-J shall not use such T-M information, knowledge, technology or trade secrets for itself or for any third party nor disclose the same to any third party without the express written consent of T-M.

  13.4 The obligations set forth in 13.1, 13.2 and 13.3 above shall not apply to any information, data. technology, financial or trade secret disclosed by one party to the other, either in anticipation of or pursuant to this Agreement or any other agreement between the parties, if it is already known to

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the receiving party as of the date such disclosure is made; available to the receiving party from printed publications as of the date such disclosure is made or becomes available from printed publications through no fault of the receiving party; or disclosed to said receiving party by an independent third party through no fault of the receiving party.

14   NOTICES
     -------

  14.1 Any and all notices permitted or required to be given hereunder shall be sent by registered or certified mail, postage and fees paid, with return receipt requested. addressed as follows:

 TECH MEDICAL INC.
 640 South Rockford Drive
 Tempe, Arizona  85281-3022
 Attn:  President

 WESLEY-JESSEN CORPORATION
 400 West Superior St.
 Chicago, IL  60610
 Attn:  V.P. Operations

Notice shall be deemed given as of the date of mailing.

15   ASSIGNMENT
     ----------

  15.1 Neither party shall assign this Agreement in whole or in part without prior written consent of the other. Once lawfully assigned, all of the provisions of this Agreement and all rights and obligations of the parties hereunder shall be binding upon and endure to the benefit of and be enforceable by the successors and assigns of T-M and W-J.

16   ENTIRE AGREEMENT
     ----------------

  16.1 This Agreement, including any Exhibits attached hereto, constitutes the entire Agreement between the parties. Any and all amendments, or releases from any provisions hereof must be in writing, signed by both parties and specifically state that it is an amendment or release.

17   INDEPENDENT CONTRACTOR
     ----------------------

  17.1 In all activities under this Agreement, T-M shall act as and be deemed an independent contractor with no authorization to in any way represent, act on W-J's behalf, obligate and/or bind W-J without its prior written consent. This Agreement shall

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not be deemed held or construed as creating a copartnership joint venture or any other form of association between W-J and T-M for any purpose whatsoever.

18   GOVERNING LAW
     -------------

  18.1 The rights and obligations of the parties to this Agreement shall be construed in accordance with the laws of the State of Illinois. It is understood and agreed that the parties hereto submit to the jurisdiction of Illinois State and Federal Courts.

19   SEVERABILITY
     ------------

  19.1 If any term or provision of this Agreement shall be held invalid or unenforceable, the remaining terms hereof shall not be affected, but shall be valid and enforced to the fullest extent permitted by law.

20   DISPUTE RESOLUTION

  20.1 In the event any dispute arises with respect to the implementation of this Agreement, including but not limited to the manufacturing processes detailed either herein or in the Exhibits, T-M and W-J agree to use best efforts to resolve such dispute(s) in a reasonable period of tin, reasonable being measured by the nature of such dispute(s). To the extent that such dispute(s) is/are not resolved within such reasonable period of time, tho parties agree to escalate such dispute(s) to either their respective next level of management, or to the level of management required, for such dispute(s) resolution.

21   HEADINGS
     --------

  21.1 The headings used in this Agreement are intended for guidance only and shall not be considered part of the written understanding between the parties hereto.

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  IN WITNESS WHEREOF, WESLEY-JESSEN and TECH MEDICAL have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

     TECH MEDICAL, INC.


     By:  E. Frank Mead
        -----------------------------------
          E. Frank Mead

     Title:President
           --------------------------------

     WESLEY-JESSEN CORPORATION

     By:  Randall R. Bawin
        -----------------------------------
          Randall R. Bawin

     Title:Vice President, Operations
           --------------------------------

                                                                    Exhibit 10.5

                            AMENDMENT OF AGREEMENT


     This Amendment, effective as of September 22, 1995 ("Amendment"), amends the Agreement between Wesley-Jessen Corporation, a Delaware Corporation ("Wesley-Jessen" or "W-J") as assignee, and Tech Medical Inc., an Arizona Corporation ("Tech Medical" or "T-M") dated December 21, 1992 ("Agreement") and settles all disputes between the parties.

RECITALS
--------

     A. Tech Medical and W-J's predecessor entered into an Agreement dated as of December 21, 1992 ("Agreement"), subsequently assigned to W-J, under which Tech Medical agreed to manufacturer and W-J agreed to purchase certain quantities of molded plastic casting cups (the "Casting Cups") used by W-J in its contact lens manufacturing business.

     B. The parties desire to resolve all existing claims and disputes involving shortfalls of purchases and other matters occurring prior to the date hereof and to amend the Agreement in light of their experiences and changed circumstances.

     C. Wesley-Jessen wishes to purchase and Tech Medical wishes to supply Casting Cups to Wesley-Jessen under the terms and condition of the Agreement as modified herein.

     NOW THEREFORE, in consideration of the mutual consents herein contained, the parties agree as follows:


I.   AMENDMENT TO AGREEMENT
     ----------------------

     The parties agree that, effective on the date of this Amendment, the Agreement is hereby modified as follows:

     A. Paragraph 1.0 "Term and Renewal" is deleted in its entirety and replaced by the following:

     1.0  Term effective: 9-22-95 - 12-31-97 (27 mos)
          ----

          1.1 The initial term of this Agreement shall commence on the effective date hereof and shall terminate on December 31, 1997 (the "Initial Term").

     B. Paragraph 2.0 "Products" of the Agreement is deleted in its entirety and replaced by the following:

     2.0  PRODUCTS
          --------

          2.1 During the Initial Term and all subsequent terms, T- M shall manufacture the Casting Cups exclusively for W-J and not to/for any other party, and W-J shall purchase such quantities of Casting Cups from T-M as W-J may order from time to time subject to the conditions set forth in the Article 2.4. Wesley-Jessen has ordered or will order a minimum of 5,000,000 Casting Cups in minimum release quantities of 100,000 units at a price of $0.24 per unit for delivery during the period from July 1, 1995 through December 31, 1995. As a condition for continuation of this Agreement, W-J agrees to order from T-M a minimum of 350,000 Casting Cups per month commencing on January 1, 1996.

          2.2 W-J shall order Casting Cups from time to time by specifying the quantities and delivery schedule. orders may be placed by telephone, fax, letter, telex or similar means at least one (1) month in advance of the scheduled delivery dates, T-M shall supply the Casting Cups in accordance with each order submitted by W-J. All orders shall be placed in accordance with and subject to the terms and conditions of the Agreement as amended and any other terms and conditions which the parties may agree to from time to time.

          2.3 On the first (1st) day of each calendar month commencing December 1, 1995, W-J shall provide T-M with a six (6) month rolling non-binding forecast of its Casting Cups purchase requirements. This forecast may be updated; provided, however, that forecast changes shall not be made less than fifteen (15) days prior to scheduled production unless mutually agreed upon by W-J and T-M.

          2.4 Commencing with calendar year 1996, W-J agrees, as a condition for retaining exclusivity from Tech Medical after March 31, 1996, to order from T-M for delivery during each calendar year during the Initial Term not less than a minimum of 10,000,000 Casting Cups. In the event W-J fails to order sufficient amounts of Casting Cups to satisfy this requirement, T-M as its sole and exclusive remedy may terminate exclusivity hereunder. For purposes of this paragraph only, W-J will provide to T-M on or prior to March 1st of each calendar year a non-binding forecast of its Casting Cups purchase requirements for such calendar year and T-M is authorized to determine W-J's satisfaction of this purchase condition prior to the end of the applicable calendar year based on such forecast as well as on the sum of W-J's actual orders and forecasts of orders pursuant to paragraph 2.3 for such calendar year.

          2.5 No charges will be imposed by T-M upon W-J if W-J requests T-M to stop a scheduled production run provided such request is made for good cause through no fault of W-J (good cause includes T-M is failure to comply, or its inability to assure compliance with any FDA regulation, including CGMPs).

          2.6 W-J is not precluded during the Initial Term or any subsequent term of this Agreement from developing alternate sources of supply of the Casting Cups or from manufacturing Casting Cups for its own use.

     C. Paragraph 3.0 "Price/Payment" is amended by deletion of Paragraph 3.3 and replacement by the following:

          3.3 The prices for Casting Cups ordered shall be based on the cumulative quantity of orders placed by W-J for delivery during a calendar year. However, W-J will order and

     T-M will bill W-J at tentative prices based on annual purchase volumes forecasted by W-J quarterly with adjustments of tentative prices to be made quarterly. The final adjustment of prices based on cumulative orders will be made at the end of the calendar year and the resulting credits or payments will be made within thirty (30) days thereafter. The prices listed in Exhibit D shall remain in effect for the Initial Term, unless T-M achieves a reduction in Costs due to increased manufacturing efficiencies or utilization of Presses, in which event such prices will be adjusted lower to pass the Costs reductions through to W-J. T-M represents and warrants that such prices are and will be no greater than the prices charged by T-M to others (if any) for production of casting cups at comparable volumes.

     D. Paragraph 5.0 "Quality Control" is amended by addition of the words " in accordance with Exhibit B.1." to the end of the first sentence of paragraph
5.7 and by deletion of the words "and Schering-Plough Corporation have" from paragraph 5.10 and insertion of the word "has" in such paragraph.

     E. Paragraph 6 "Termination" is amended by deletion of the number "2.2" from paragraph 6.3 and by deletion of paragraphs 6.5.1, 6.5.2, and 6.5.3.

     F. Paragraph 14 "Notices" is amended by insertion of the new address for Wesley-Jessen:

     Wesley-Jessen Corporation
     200 Clearwater Drive
     Des Plaines, Illinois 60018
     Attn:  V.P. Operations

     G. The Agreement is amended by addition of paragraph 22 "Fixed Assets" as follows:

     22.  FIXED ASSETS
          ------------

          22.1   GENERAL.  Tech Medical acknowledges that the assets listed on
                 -------
     Exhibit E (the "Fixed Assets") are owned by Wesley-Jessen. Tech Medical will maintain these Fixed Assets in good working condition as long as it is producing Casting Cups for Wesley-Jessen. The Fixed Assets remain the property of Wesley-Jessen even if affixed to Tech Medical's real property, and may not be removed from Tech Medical's premises without the written consent of Wesley-Jessen, except in accordance with the terms of this Supply Agreement. Upon completion or termination of this Supply Agreement, and as long as no amounts are owed to Tech Medical, Wesley-Jessen may elect to remove the Fixed Assets from Tech Medical's premises, and will provide Tech Medical with 30 days written notice of this election. In the event of termination of this Agreement, or receipt by Tech Medical of the notice, Tech Medical will hold the Fixed Assets for pick-up by Wesley-Jessen at Tech Medical's premises for 60 days. If Wesley-Jessen does not remove the Fixed Assets within this period, Tech Medical may ship the Fixed Assets freight collect to the Wesley-Jessen Des Plaines facility.

     22.2   FIXED ASSETS MAINTENANCE COSTS.  Tech Medical will, at its sole
            ------------------------------
expense, provide the labor and consumable and non-durable replacement parts, and Wesley-Jessen will pay for all durable replacement parts, to keep and maintain the Fixed Assets in good working order and repair during their useful life, normal wear and tear excepted. Tech Medical will pay all taxes and other governmental charges or assessments associated with use or possession of the Fixed Assets, except for any state or federal personal property taxes that will be paid by Wesley-Jessen within 14 days of receipt of invoice from Tech Medical.

     H. The Agreement is amended by addition of paragraph 23, "Presses" as follows:

     23.0 PRESSES
          -------

          23.1 Tech Medical agrees to maintain in good working order and condition during the Initial Term all twelve 75 ton presses (the "Presses") for the purpose of producing Casting Cups for Wesley-Jessen at a production volume capacity of up to 30,000,000 units per year. If T-M notifies W-J that the Presses are not required by Tech Medical for use in the production of casting Cups in the amounts forecasted by W-J and as long as Wesley-Jessen is current in its obligations to Tech Medical and not in default of this Agreement, Wesley-Jessen shall have the option to purchase one or more of the excess Presses (including control hardware and software) from Tech Medical at a price equal to the fair market value of such Press(es) estimated by Cincinnati Milacron.

     I.  The Agreement is amended by deletion of Exhibits A, B, C and D of the
                                                 --------
Agreement and by addition of Exhibit B, consisting of Exhibit B.1 (Casting Cups for Molded Lenses Acceptance Specification) Exhibit B.2 (Resin Specifications) and Exhibit B.3 (Casting Cup Packaging Specifications), and Exhibit D (Amended Pricing Schedule) annexed hereto.

     II.  PAYMENT.  Wesley-Jessen will pay Tech Medical the amount of $996,000,
          -------
in cash, payable as follows: $332,000 on execution of this Agreement and the balance in 4 equal monthly installments of $166,000 each payable on the last day of September, October, November and December, 1995.

     III.  ROBOTS.  Wesley-Jessen shall transfer to Tech Medical all rights,
           ------
title and interest to the eight (8) side entry robots (for the 150 ton machines) owned by it and acquired from W-J in their existing condition "as is" and will execute a Bill of Sale documenting this transfer in a form acceptable to both parties. Tech Medical agrees for a period of three (3) years after such transfer not to transfer such robots to a competitor of Wesley- Jessen or to use such robots to produce products for a competitor of Wesley-Jessen.

     IV.  SETTLEMENT AND RELEASE.  Each party hereby releases, waives and
          ----------------------
discharges any -and all claims that were or could have been brought against the other party, its affiliates, related companies predecessors, assignors, officers, directors, employees, agents and/or representatives with respect to the Agreement or any alleged breach or default thereof occurring prior to the date of this Amendment, including, without limiting the foregoing, claims related to severance of T-M employees, compensation pursuant to Paragraph 2.4 of the Agreement, and lost profits.

     V.  MISCELLANEOUS.
         -------------

         A.  DEFINITIONS.  Any capitalized term used in this Amendment but not
             -----------
     defined herein shall have the meaning not forth in the Agreement.

         B.  REFERENCE TO AND EFFECT OF AGREEMENT.  Except as amended herein,
              ------------------------------------
     the Agreement shall remain and continue to be in full force and effect in accordance with its terms.

         C.  RELEASE/WAIVER BY LENDER.  The parties acknowledge that certain
             ------------------------
     terms herein relating to the transfer by W-J of robots and cash payment by W-J may require the approval of W-J's secured lender or the waiver or release of certain provisions of the loan agreements, including security interests in the robots. Accordingly, if W-J attorneys determine that such approval is required, this Amendment shall not be effective unless and until the lender grants such approvals, waivers and releases; and W-J agrees to use best efforts to secure such approvals, waivers, etc.

         D.   EXECUTION IN COUNTERPARTS.  This Amendment may be executed in
              -------------------------
     counterparts all of which when taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the date first above written.


TECH MEDICAL, INC.,                    WESLEY-JESSEN CORPORATION,
an Arizona corporation                 a Delaware corporation


By:  E.F. Mead                         By:  Edward J. Kelley
     ----------------------                 -----------------------

Name: E.F. Mead                        Name: Edward J. Kelley
      ---------------------                  ----------------------

Title:   President                     Title:  V.P. & CFO
      ---------------------                  ----------------------